Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-122582) pertaining to the Nalco Holding Company 2004 Stock Incentive Plan and the Registration Statements (Form S-1 No. 333-126642, Form S-1 No. 333-118583 and Form S-3 No. 333-130715) of Nalco Holding Company and in the related Prospectus of our reports dated March 1, 2007, with respect to the consolidated financial statements and schedules of Nalco Holding Company, Nalco Holding Company management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Nalco Holding Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Chicago, Illinois

March 1, 2007